Exhibit h(2)


                          Variable Annuity Portfolios
                               6 St. James Avenue
                          Boston, Massachusetts 02116

                              __________ __, 1999

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

   Re:  Variable Annuity Portfolios - Transfer Agency and Service Agreement

Ladies and Gentlemen:

     This letter serves as notice that CitiSelect VIP Folio 100 is added to the list of series of Variable Annuity Portfolios (the "Trust") to which State Street Bank and Trust Company ("State Street") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of November 8, 1996 (the "Agreement") between the Trust and State Street.

     Please sign below to acknowledge your receipt of this notice adding the Series as a beneficiary under the Agreement.

                          VARIABLE ANNUITY PORTFOLIOS

                          By:

                          Title:

Acknowledgment:

STATE STREET BANK AND TRUST COMPANY

By:

Title: